Exhibit 99.1

Blount Announces Second Quarter 2013 Results

•	Second quarter 2013 sales declined eight percent from 2012

•	Operating income declined by $4.6 million

•	Company to consolidate two Portland, Oregon manufacturing facilities

•	Company to amend 2012 Form 10-K

PORTLAND, OR - August 7, 2013: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the second quarter ended June 30, 2013.

Results for the Quarter Ended June 30, 2013
Sales in the second quarter were $220.4 million, an eight percent decrease versus the second quarter of 2012. Operating income for the second quarter of 2013 was $19.3 million compared to $23.8 million in the prior year, which included $1.7 million of facility closure and restructuring charges. Second quarter net income was $9.3 million, or $0.19 per diluted share, compared to $13.1 million, or $0.26 per diluted share, in the second quarter of 2012.

“In the second quarter, we continued to be challenged by difficult economic conditions, as all of our major markets were soft compared to last year,” stated Josh Collins, Blount's Chairman and CEO. “However, during the quarter, we improved free cash flow and reduced net debt and working capital by actively managing our balance sheet and expenses.”

Mr. Collins continued, “In an effort to further improve operational efficiencies, we are consolidating the saw chain plant purchased with the 2008 acquisition of Carlton Company into our larger Portland-based saw chain manufacturing facility. We expect to complete this consolidation by the middle of the fourth quarter.”

Segment Results
Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount's Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment reported second quarter 2013 sales of $150.8 million, a nine percent decrease from the second quarter of 2012. Unit volume decreases drove the largest decline in sales, with average pricing and foreign exchange fluctuations extending the impact. Sales volumes declined in all major geographies, primarily as a result of a delayed start of spring in North America as well as continued economic uncertainty in Europe. Additionally, sales were down on softer demand and excess distribution channel inventory in Asia for the quarter, although Asia is flat on a year to date basis versus the prior year. Average pricing was lower in the quarter as a result of promotions in select markets and channel mix. The change in segment sales for the comparable second quarter periods is illustrated below.
Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)

	Sales	Change
Second quarter 2012	$166.3
Increase / (Decrease)
Foreign Exchange	(1.3)	(0.8)%
	164.9	(0.8)%
Unit Volume	(13.4)	(8.1)%
Selling Price / Mix	(0.8)	(0.5)%
Second quarter 2013	$150.8	(9.3)%

Segment backlog was $156.3 million at June 30, 2013, a decrease of nine percent from $170.8 million at June 30, 2012. The reduction in backlog relates primarily to a reduction in backorders as FLAG distribution operations have improved on-time delivery performance.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) were $20.7 million and $27.4 million , respectively, (after $6.7 million of allocated shared services expenses) for the second quarter of 2013. Segment contribution to operating income and Adjusted EBITDA declined by $8.6 million and $8.7 million, respectively, for the second quarter of 2013 versus 2012. The change in FLAG contribution to operating income for the comparable second quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Second quarter 2012	$29.3	17.6%	$6.8	$36.1	21.7%
Increase / (Decrease)
Steel Costs	1.5
Foreign Exchange	(0.2)
	30.5	18.5%
Unit Volume	(4.4)
Selling Price / Mix	(0.8)
Costs / Mix	(5.2)
	20.2	13.4%
Acquisition accounting(1)	0.5
Second quarter 2013	$20.7	13.7%	$6.7	$27.4	18.2%
     (1) Represents change in acquisition accounting impact for all FLAG business units

The effects of unfavorable volume, average pricing, product mix, and the overall cost profile were partially offset by lower steel costs. Segment costs were driven higher mostly due to unabsorbed manufacturing and supply chain fixed costs related to lower production and shipping volumes. A reduction in SG&A expense, mainly in the areas of training, travel, and advertising, partially offset the margin decline from mix and reduced efficiency.

Farm, Ranch, and Agriculture
The FRAG segment reported second quarter 2013 sales of $62.7 million, a decrease of $3.6 million from the second quarter of 2012 on reduced sales volumes of agriculture attachments and tractor parts driven by the late spring and late start to the growing season, partially offset by improved average pricing. The change in segment sales for the comparable second quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)

	Sales	Change
Second quarter 2012	$66.3
Increase / (Decrease)
Foreign Exchange	—	(0.1)%
	66.3	(0.1)%
Unit Volume	(4.1)	(6.1)%
Selling Price / Mix	0.5	0.7%
Second quarter 2013	$62.7	(5.5)%
Segment backlog was $16.3 million at June 30, 2013, compared to $19.9 million at June 30, 2012. Backlog has decreased primarily due to improved throughput of SpeeCo products in the Company's Kansas City, Missouri distribution and assembly center.

The FRAG segment had $6.4 million of Adjusted EBITDA in the second quarter of 2013. FRAG segment contribution to operating income was $2.0 million after $1.2 million of depreciation expense, $3.2 million of non-cash amortization of acquired intangible assets from purchase accounting, and $2.1 million of allocated shared services expenses. The change in the second quarter 2013 contribution to operating income compared to the second quarter of 2012 is presented below.
Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Second quarter 2012	$(0.9)	(1.4)%	$4.3	$3.4	5.1%
Increase / (Decrease)
Steel Costs	0.3
Foreign Exchange	—
	(0.6)	(1.0)%
Unit Volume	(1.4)
Selling Price / Mix	0.5
Costs / Mix	3.6
	1.9	3.1%
Acquisition accounting(1)	0.1
Second quarter 2013	$2.0	3.2%	$4.4	$6.4	10.3%
     (1) Represents change in acquisition accounting impact for all FRAG business units

Segment costs improved significantly over the prior year quarter. Expedited shipping costs in the prior year of $2.2 million along with $2.6 million of prior year expense related to product quality issues were not repeated in the second quarter of 2013. The improvement in segment costs was partially offset by increased manufacturing costs at Woods due to reduced plant efficiency and absorption of fixed costs on lower production levels compared to 2012. Additionally, average selling prices increased, mostly in the Woods and TISCO businesses, as a result of normal annual price increases.

Corporate and Other
Corporate and Other generated net expense of $3.4 million in the second quarter of 2013 compared to net expense of $4.5 million in the second quarter of 2012. The improvement in Corporate and Other results was mostly due to the absence of $1.7 million of facility closure and restructuring costs incurred in the second quarter of 2012, partially offset by increased SG&A spending in the CCF business. The Company's CCF business, included in Corporate and Other, recognized increased sales in the second quarter of eight percent from last year's second quarter. The increase in CCF sales was driven by the result of increased sales of PowerGrit® ductile iron saw chain and related chain saws, which are gaining increased acceptance in the marketplace as a time efficient alternative to traditional methods of cutting ductile iron pipe.

Restructuring
The Company announced yesterday that it is consolidating its saw chain manufacturing facilities in Portland, Oregon into one location to further improve operating efficiencies. As part of the consolidation, saw chain manufacturing will be discontinued at the former Carlton Company facility acquired in 2008. The Carlton® brand continues to be a strong forestry brand for the Company and will continue to be sold worldwide. Manufacturing for Carlton products will be consolidated into an existing Portland FLAG facility as well as FLAG production facilities in China, Brazil, and Canada. The Company expects to achieve more timely delivery by manufacturing closer to its customers, an overall net reduction in global FLAG manufacturing headcount of approximately 200 positions, and annual cost savings of between $6 million and $8 million. The Company expects to incur expenses of $9 million to $10 million over the course of the third and fourth quarters of 2013 to consolidate the manufacturing operations, of which approximately $4 million to $5 million are cash transition costs including severance and moving expenses and approximately $5 million represents non-cash charges for accelerated depreciation on equipment to be idled and a write-down of land and building carrying value. Operating cost savings of between $0 and $2 million are expected in 2013, dependent on the timing of completion of the manufacturing consolidation.

Material Weaknesses
The Company will be amending its Annual Report on Form 10-K for 2012 as well as its Quarterly Report on Form 10-Q for the first quarter of 2013 to reflect a conclusion by the Company's management that internal control over financial reporting (“ICFR”) and disclosure controls and procedures (“DCP”) were not effective as of December 31, 2012, and that DCP was not effective as of March 31, 2013. The Company's management did not make any conclusion with regard to the effectiveness of ICFR as of March 31, 2013, as that assessment is only performed as of year end, in keeping with the rules of the Securities and Exchange Commission (“SEC”). Management of the Company as well as our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), re-evaluated our ICFR after a routine inspection by the Public Company Accounting Oversight Board (“PCAOB”) of
PwC, which included a review by the PCAOB of PwC's independent audit of our 2012 financial statements. After re-evaluating our ICFR related to the information systems at our Woods/TISCO subsidiary and ICFR related to our accounting for indefinite-lived intangible assets in 2012, the Company's management concluded that material weaknesses existed in those areas and that therefore ICFR and DCP were not effective as of December 31, 2012. Similarly, management has concluded that because those same material weaknesses had not yet been remediated by March 31, 2013, our DCP continued to be ineffective as of that date. Our Annual Report on Form 10-K for 2012 and our Quarterly Report on Form 10-Q for the first quarter 2013 will be amended to reflect those conclusions.

The Company is in the process of remediating the identified deficiencies in ICFR and expects to have that work completed by the end of 2013, although there can be no assurance we will accomplish that goal.

In light of the material weaknesses identified when our ICFR were re-evaluated, the Company and PwC are in the process of also re-evaluating the Company's 2012 accounting for goodwill and other indefinite-lived intangible assets recorded in connection with the business acquisitions made in 2010 and 2011. We will not file our Quarterly Report on Form 10-Q for the second quarter 2013 with the SEC until that re-evaluation is completed and therefore anticipate that our filing of that Form 10-Q will be delayed beyond the required filing deadline of August 9, 2013. Following that re-evaluation, it is possible that we may conclude that a restatement of our financial statements for the year ended December 31, 2012 is necessary to reflect an impairment of goodwill. Any potential restatement is expected to be limited to a non-cash charge to operating income in the fourth quarter of 2012, with no associated impact on fourth quarter 2012 Sales, Cash or Adjusted EBITDA. Further, no impact is expected on previously reported First Quarter 2013 Sales, Cash, Operating Income, Net Income or Adjusted EBITDA amounts or guidance for the rest of 2013 on those items as a result of any potential restatement of our 2012 financial statements.

Net Income
Second quarter 2013 net income declined due to lower overall operating income compared to 2012. Additionally, the impact of higher average borrowing rates increased net interest expense by approximately $0.3 million, and the Company's income tax expense rate was lower than the prior year quarter. Finally, other expense increased by approximately $1.1 million reflecting unfavorable effects of foreign currency exchange rate movements on non-operating assets. The change in net income for the second quarter of 2013 compared to the second quarter of 2012 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Second quarter 2012 Results	$19.7	$6.6	$13.1	$0.26
Change due to:
Decreased operating income excluding acquisition accounting	(5.2)	(1.7)	(3.5)	(0.07)
Acquisition accounting	0.6	0.2	0.4	0.01
Increased net interest expense	(0.3)	(0.1)	(0.2)	—
Change in other expense	(1.1)	(0.4)	(0.7)	(0.01)
Change in income tax rate	n/a	(0.2)	0.2	—
Second quarter 2013 Results	$13.7	$4.4	$9.3	$0.19

Cash Flow and Debt
As of June 30, 2013, the Company had net debt of $460.5 million, a decrease of $6.0 million from December 31, 2012 and a decrease of $13.1 million compared to June 30, 2012. Free cash flow of $15.9 million was generated in the second quarter of 2013 compared to $5.7 million in the prior year second quarter. Most of the increased free cash generation was driven by a reduction in capital spending. Net working capital decreased by approximately $2.6 million compared to a $0.4 million growth in the second quarter of 2012. Working capital benefited from accounts receivable collection in the second quarter of 2013 compared to 2012 along with controlled inventory growth in the second quarter of 2013 versus a significant increase in the second quarter of 2012. Capital spending in the second quarter of 2013 was smaller than the second quarter of 2012 by $8.0 million as capacity additions were lower in China this year. The major capital expenditures associated with the China saw chain facility expansion were incurred in 2012. The Company defines free cash flow as cash flows from operating activities less net capital spending.

The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 3.5x as of June 30, 2013, a small increase from 3.4x at December 31, 2012, and flat compared to March 31, 2013. The increase in leverage from the end of 2012 is primarily the result of lower Adjusted EBITDA for the LTM period ended June 30, 2013.

2013 Financial Outlook
The Company has updated its fiscal year 2013 outlook. Sales are expected to range between $915 million and $945 million, and operating income to range between $66.0 million and $76.0 million. Our expectation for sales assumes FLAG segment sales are down between 1% and 5%, and that FRAG segment sales grow between 5% and 8% - both compared to 2012 levels. In 2013, operating income is expected to experience headwind from foreign currency exchange rates of between $2 million and $3 million, and steel costs are expected to have up to an overall $3 million favorable impact for the year compared to 2012. The 2013 operating income outlook includes non-cash charges of between $16.5 million and $18.5 million related to acquisition accounting. Free cash flow in 2013 is expected to range between $40 million and $50 million, after approximately $35 million to $40 million of capital expenditures. Net interest expense is expected to be between $18 million and $19 million in 2013, and the effective income tax rate for continuing operations is expected to be between 35 percent and 38 percent in 2013.

A comparison of key operating indicators for 2011 pro forma results, 2012 actual results, and the 2013 outlook mid-point is provided in the table below.

(In millions)	2011 Pro-Forma	2012 Actual	2013 Outlook Mid-Point
Sales	$975.5	$927.7	$930.0
Operating Income	110.0	79.3	71.0
Adjusted EBITDA	168.7	136.4	135.0
Free Cash Flow	47.9	(0.5)	45.0
Net Capital Expenditures	41.6	51.7	37.5
Net Debt at Period End	468.2	466.5	429
Net Debt/Adjusted EBITDA	2.8x	3.4x	3.2x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount's “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2012	2013	2012	2013
Sales	$239,059	$220,407	$465,368	$453,022
Cost of sales	170,981	159,745	334,625	329,255
Gross profit	68,078	60,662	130,743	123,767
Selling, general, and administrative expenses	42,580	41,389	87,742	85,351
Facility closure & restructuring charges	1,667	—	5,598	—
Operating income	23,831	19,273	37,403	38,416
Interest expense, net of interest income	(4,256)	(4,576)	(8,659)	(8,893)
Other income (expense), net	99	(969)	97	(144)
Income from continuing operations before income taxes	19,674	13,728	28,841	29,379
Provision for income taxes	6,573	4,398	9,859	10,710
Net income	$13,101	$9,330	$18,982	$18,669

Basic income per share:	$0.27	$0.19	$0.39	$0.38
Diluted income per share:	$0.26	$0.19	$0.38	$0.37
Shares used for per share computations:
Basic	49,110	49,430	49,071	49,402
Diluted	49,839	50,057	49,841	50,113

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2012	2013	2012	2013
Net cash provided by operating activities	$21,852	$23,973	$20,420	$18,492
Net purchases of property, plant, and equipment	(16,118)	(8,098)	(26,236)	(14,830)
Free cash flow	$5,734	$15,875	$(5,816)	$3,662

Segment Information	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2012	2013	2012	2013
Sales:
FLAG	$166,280	$150,758	$327,899	$315,901
FRAG	66,342	62,696	123,946	122,944
Corporate and Other	6,437	6,953	13,523	14,177
Total sales	$239,059	$220,407	$465,368	$453,022
Operating income:
FLAG	$29,295	$20,685	$57,051	$45,253
FRAG	(941)	2,011	(4,680)	924
Corporate and Other	(4,523)	(3,423)	(14,968)	(7,761)
Operating income	$23,831	$19,273	$37,403	$38,416

Condensed Consolidated Balance Sheets	December 31,	June 30,
(Amounts in thousands)	2012	2013
Assets:
Cash and cash equivalents	$50,267	$26,872
Accounts receivable	128,444	138,015
Inventories	174,816	175,504
Other current assets	39,795	36,358
Property, plant, and equipment, net	177,702	176,021
Other non-current assets	334,267	326,687
Total Assets	$905,291	$879,457
Liabilities:
Current maturities of long-term debt	$15,072	$14,725
Other current liabilities	126,060	112,305
Long-term debt, net of current maturities	501,685	472,673
Other long-term liabilities	150,992	147,693
Total liabilities	793,809	747,396
Stockholders’ equity	111,482	132,061
Total Liabilities and Stockholders’ Equity	$905,291	$879,457

Net debt (Current maturities plus Long-term debt
less Cash and cash equivalents)	$466,490	$460,526

Sales and Adjusted EBITDA

(Amounts may not sum due to rounding)	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Three Months Ended June 30, (Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$166,280	$150,758	$66,342	$62,696	$6,437	$6,953	$239,059	$220,407

Operating income	29,295	20,685	(941)	2,011	(4,523)	(3,423)	$23,831	$19,273
Depreciation	5,745	6,215	1,051	1,247	99	185	6,895	7,647
Non-cash acquisition charges	1,034	507	3,265	3,180	—	—	4,299	3,687
Stock compensation	—	—	—	—	1,396	1,382	1,396	1,382
Facility closure and restructuring charges	—	—	—	—	1,667	—	1,667	—
Adjusted EBITDA	$36,074	$27,407	$3,375	$6,438	$(1,361)	$(1,856)	$38,088	$31,989

	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Six Months Ended June 30, (Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$327,899	$315,901	$123,946	$122,944	$13,523	$14,177	$465,368	$453,022

Operating income	57,051	45,253	(4,680)	924	(14,968)	(7,761)	$37,403	$38,416
Depreciation	11,398	12,702	2,188	2,485	593	353	14,179	15,540
Non-cash acquisition charges	2,021	1,020	6,638	6,341	—	—	8,659	7,361
Stock compensation	—	—	—	—	2,581	2,744	2,581	2,744
Facility closure and restructuring charges	—	—	—	—	6,208	—	6,208	—
Adjusted EBITDA	$70,470	$58,975	$4,146	$9,750	$(5,586)	$(4,665)	$69,030	$64,062

	Total Company
Twelve Months Ended December 31,	2012 Actual	2013 Outlook
Total sales	$927,666	$930,000

Operating income	$79,280	$71,000
Depreciation	28,586	31,400
Non-cash acquisition charges	15,997	17,400
Stock compensation	5,592	5,700
Facility closure and restructuring charges	6,989	9,500
Adjusted EBITDA	$136,444	$135,000

(1) The 2013 outlook includes approximately $4 million to $5 million cash transition costs and approximately $5 million of non-cash charges.